Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212571

Index Supplement to the Prospectus dated July 18, 2016
and the Prospectus Supplement dated July 18, 2016

BARCLAYS BANK PLC GLOBAL MEDIUM-TERM NOTES, SERIES A UNIVERSAL WARRANTS

Barclays Bank PLC may, from time to time, offer and sell certain debt securities (the “notes”), as part of our Global Medium-Term Notes, Series A, and our universal warrants (the “warrants” and together with the notes, the “securities”), linked to one or more equity indices (each, an “index” and collectively, the “indices”).

This prospectus supplement, which we refer to as an “index supplement,” describes potential indices to which the securities may be linked. This index supplement supplements the disclosure in any pricing supplement that may reference it, any applicable product supplement, the accompanying prospectus supplement and prospectus. A pricing supplement will describe terms that apply to specific issuances of the securities and may include updates or other modifications to the description of any relevant index contained in this index supplement. You should read this index supplement, the related prospectus supplement dated July 18, 2016, the related prospectus dated July 18, 2016, any applicable product supplement and the applicable pricing supplement carefully before you invest. If the relevant pricing supplement is inconsistent with this index supplement, the relevant pricing supplement will control. Information that we indicate in this index supplement will or may be provided in a pricing supplement may instead be provided in a product supplement or a free writing prospectus.

This index supplement describes only select indices to which the applicable securities may be linked. We do not guarantee that we will offer securities linked to any of the indices described herein. In addition, we may offer securities linked to one or more indices that are not described herein. In such an event, we will describe any such additional index or indices in the applicable pricing supplement or in any applicable product supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page IS-1 of this index supplement and on page S-7 of the accompanying prospectus supplement for risks relating to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Capital Inc. and other entities disclosed in the applicable pricing supplement may solicit offers to subscribe for the securities as our agent. We may also issue securities to any agent as principal for its own account at prices to be agreed upon at the time of subscription. The agents may resell any securities they subscribe for as principal for their own accounts at prevailing market prices, or at other prices, as the agents determine. The applicable pricing supplement will disclose the agent’s discounts and commissions, if any. Unless we or our agent informs you otherwise in the confirmation of sale, the agents may also use this index supplement, the prospectus, the prospectus supplement, the applicable pricing supplement and any applicable product supplement in connection with offers and sales of the securities in market-making.

BofA Merrill Lynch

July 18, 2016

i

PROSPECTUS

ii

Offers and sales of the securities are subject to restrictions in certain jurisdictions. The distribution of this index supplement, the prospectus supplement, the prospectus, the pricing supplement and any applicable product supplement and the offer or sale of the securities in certain other jurisdictions may be restricted by law. Persons who come into possession of this index supplement, the prospectus supplement, the prospectus, the pricing supplement and any applicable product supplement or any security must inform themselves about and observe any applicable restrictions on the distribution of these materials and the offer and sale of the securities.

THE SECURITIES

The notes are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. Terms that apply generally to all medium-term notes are described in the section titled “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.

The warrants are part of a series of warrants entitled “Universal Warrants” (the “universal warrants”) that we may issue under either the warrant indenture to be entered into between Barclays Bank PLC and The Bank of New York Mellon, as trustee, or a warrant agreement to be entered into between Barclays Bank PLC and the applicable warrant agent, from time to time. Terms that apply generally to all universal warrants are described in the section titled “Terms of the Warrants” in the accompanying prospectus supplement, and terms that apply generally to all index-linked warrants are described in “Reference Assets—Indices” in the accompanying prospectus supplement.

RISK FACTORS

You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration with your advisors of the suitability of the securities in light of your particular financial circumstances and the other information included or incorporated by reference in this index supplement, the applicable pricing supplement, the prospectus supplement, the prospectus and any applicable product supplement.

See “Risk Factors” beginning on page S-7 of the accompanying prospectus supplement for risks relating to the securities. In particular, the risks discussed in numbered paragraphs (12), (13), (20), (28), (30)-(33) and (36) under the heading “Risk Factors—Risks Relating to the Securities Generally” as well as the risks described under the heading “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices Composed of Equity Securities or Exchange-Traded Funds that Hold Equity Securities” in the accompanying prospectus supplement are relevant to securities linked to equity indices. In addition, the applicable pricing supplement will set forth additional risks relating to the particular issuance of securities including any additional risks related to the index or indices to which your securities are linked.

INDICES

THE DOW JONES INDUSTRIAL AVERAGE®

All information contained in this index supplement regarding the Dow Jones Industrial Average®, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The Dow Jones Industrial Average® is calculated, published and disseminated by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Dow Jones Industrial Average®.

The Dow Jones Industrial Average® is reported by Bloomberg L.P. under the ticker symbol “INDU.”

The Dow Jones Industrial Average® is widely used as an indicator of the pattern of the price movement of United States equities. The calculation of the value of the Dow Jones Industrial Average®, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry. The Dow Jones Industrial Average® represents large and well-known United States companies and covers all industries with the exception of transportation and utilities.

The Dow Jones Industrial Average® is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial Average® is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average® divided by a divisor. The divisor used to calculate the price-weighted average of the Dow Jones Industrial Average® is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions. While this methodology reflects current practice in calculating the Dow Jones Industrial Average®, no assurance can be given that S&P Dow Jones will not modify or change this methodology in a manner that may affect the amounts payable on the securities at maturity.

Index Construction and Maintenance

The Dow Jones Industrial Average® is maintained by a committee, which is currently composed of three representatives of S&P Dow Jones and two representatives of the Wall Street Journal (the “Averages Committee”). The Averages Committee meets at least semi-annually.  At each meeting, the Averages Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. While stock selection is not governed by quantitative rules, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Maintaining adequate sector representation within the index is also a consideration in the selection process for the Dow Jones Industrial Average®. Changes to the indices are made on an as-needed basis. There is no annual or semi-annual reconstruction. Rather, changes in response to corporate actions and market developments can be made at any time.

Corporate Actions.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Corporation Action	Adjustment Made to the Index	Divisor Adjustment?

Spin-off

The spun-off company is added to the index at a zero price on the ex-date and, if not permanently added, will be removed after the first day of regular way trading. Any potential impacts on index constituents are evaluated by the Averaging Committee on a case by case basis.

Ex-date: No Upon Removal: Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split or dividend.	Yes

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	No impact.	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop.	Yes

License Agreement

The Dow Jones Industrial Average® is a product of S&P Dow Jones, and has been licensed for use by Barclays Bank PLC. Dow Jones®, DJIA®, Dow Jones Industrial Average®, and The Dow® are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed to S&P Dow Jones and its affiliates and sublicensed to Barclays Bank PLC for certain purposes.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones or any of their respective affiliates (collectively, “S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P’ only relationship to Barclays Bank PLC with respect to the Dow Jones Industrial Average® is the licensing of the Dow Jones Industrial Average® and certain trademarks, service marks and/or trade names of S&P and/or its licensors. The Dow Jones Industrial Average® is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track the performance of the index or provide positive investment returns. S&P Dow Jones is not an investment advisor. Inclusion of a security within the Dow Jones Industrial Average® is not a recommendation by S&P to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average®. It is possible that this trading activity will affect the value of the Dow Jones Industrial Average® and the securities.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO.

S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P.

THE EURO STOXX 50® INDEX

All information contained in this index supplement regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, STOXX Limited.  The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited.  STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50® Index.

The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The EURO STOXX 50® Index was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial EURO STOXX 50® Index value of 1,000 on December 31, 1991.  The EURO STOXX 50® Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this index supplement, the prospectus supplement, the prospectus or any applicable pricing supplement.

EURO STOXX 50® Index Composition and Maintenance

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the 19 EURO STOXX® Supersector indices, which includes stocks selected from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.  Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day.  Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

EURO STOXX 50® Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the EURO STOXX 50® Index is being calculated. The weighting cap factor limits the weight of each component stock within the EURO STOXX 50® Index to a maximum of 10%.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A > 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited whereby we, in exchange for a fee, are permitted to use the EURO STOXX 50® Index in connection with certain securities, including the notes and warrants. We are not affiliated with STOXX Limited; the only relationship between STOXX Limited and us is any licensing of the use of STOXX Limited’s indices and trademarks relating to them.

The license agreement between STOXX Limited and us provides that the following language must be set forth herein:

“STOXX Limited and its licensors (the ‘Licensors’) have no relationship to Barclays Bank PLC, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the securities.”

STOXX Limited and its Licensors do not:

•                  Sponsor, endorse, sell or promote the securities.

•                  Recommend that any person invest in the securities or any other securities.

•                  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of securities.

•                  Have any responsibility or liability for the administration, management or marketing of the securities.

•                  Consider the needs of the securities or the owners of the securities in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the securities. Specifically,

•                  STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•                  The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•                  The accuracy or completeness of the EURO STOXX 50® Index and its data;

•                  The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•                  STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;

•                  Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.”

THE FTSE® 100 INDEX

All information in this index supplement regarding the FTSE® 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE Russell (“FTSE”).  FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE® 100 Index.

The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a wholly owned subsidiary of London Stock Exchange Group plc (the “LSEG”).  The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”).  Publication of the FTSE® 100 Index began in January 1984.

Composition of the FTSE® 100 Index

The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE that were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days.  The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value.  Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e. before the application of any investability weightings), is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects.  A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE® 100 Index is overseen and reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Index Steering Committee”) in order to maintain continuity in the level.  The Index Steering Committee undertakes the reviews of the FTSE® 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSE® 100 Index.  The meetings to review the constituents are held on the Wednesday before the first Friday in March, June, September and December.  Each review is based on data from the close of business on the Tuesday before the first Friday of the review month.  Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the FTSE® 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE® 100 Index.  To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.  A constant number of constituents will be maintained for the FTSE® 100 Index.  Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review.  Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSE® 100 Index but do not pass the liquidity test are excluded.  At the next annual review, the companies are re-tested against all eligibility screens.

Calculation of the FTSE® 100 Index

The FTSE® 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSE® 100 Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE® 100 Index, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE® 100 Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE® 100 Index and (iv) multiplying the result by 1,000.  Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE® 100 Index than will movements in share prices of companies with relatively smaller market capitalization.

License Agreement

We have entered into a non-exclusive license agreement with FTSE whereby we, in exchange for a fee, are permitted to use the FTSE 100 Index in connection with certain securities, including the notes and warrants. We are not affiliated with FTSE®; the only relationship between FTSE and us is any licensing of the use of FTSE’s indices and trademarks relating to them.

The license agreement between FTSE and us provides that the following language must be set forth herein:

“The securities are not in any way sponsored, endorsed, sold or promoted by FTSE Russell or by the London Stock Exchange Group companies (‘LSEG’) (together the ‘Licensor Parties’) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as (i) to the results to be obtained from the use of the FTSE 100 Index (the ‘Index’), (ii) the figure at which the said Index stands at any particular time on the particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the securities. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Barclays Bank PLC or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) be under any obligation to advise any person of any error therein.”

“‘FTSE®’, ‘FT-SE®’ and ‘Footsie®’ are trademarks of LSEG and are used by FTSE under license. ‘All-World’, ‘All-Share’ and ‘All-Small’ are trademarks of FTSE.”

THE FTSE CHINA 50 INDEX

All information contained in this index supplement regarding the FTSE China 50 Index, including, without limitation, their make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by FTSE Russell (“FTSE”). FTSE China 50 Index is calculated, maintained and published by FTSE, a company owned wholly by London Stock Exchange Group plc (the “LSEG”). FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE China 50 Index.

The FTSE China 50 Index is reported by Bloomberg L.P. under the ticker symbol “XINOI.”

Originally launched in 2001 as the FTSE China 25, the index was expanded effective on September 22nd, 2014 to 50 stocks and renamed the FTSE China 50.  The FTSE China 50 Index is designed to represent the performance of the mainland Chinese market that is available to international investors.

Composition of the FTSE China 50 Index

The FTSE China 50 Index is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and listed on the HKSE. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China.  “P Chip” shares are securities of companies incorporated outside of the People’s Republic of China, but are controlled by Mainland China individuals, with the establishment and origins of the company in Mainland China and over 55 percent of its revenue or assets derived from Mainland China.

Standards for Admission and Exclusion

Currently, only H-shares, P-Shares and Red Chip shares are eligible for inclusion in the FTSE China 50 Index. All classes of equity in issue are eligible for inclusion in the FTSE China 50 Index, subject to certain restrictions; however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments (e.g., Investment Trusts) are not eligible for inclusion.

Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

•                  Price. FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The FTSE China 50 Index uses the last trade prices from the relevant stock exchanges, when available.

•                  Liquidity. Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review.  When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test.  For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days.  Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month.  Any period of suspension will not be included in the test.  The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months.

•                  New Issues. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed.  They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro rata basis since listing.  When testing liquidity the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

The FTSE China 50 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Russell Asia Pacific Regional Equity Advisory Committee, that ensures that the FTSE China 50 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 50 Index. The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the review of the FTSE China 50 Index and for approving changes of constituents.

Calculation of the FTSE China 50 Index

The FTSE China 50 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE China 50 Index is calculated using the following formula:

where “N” is the number of securities in the FTSE China 50 Index, “p” is the latest trade price of the component security “i,” “e” is the exchange rate required to convert the security’s home currency into the FTSE China 50 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, to be applied to such security to allow amendments to its weighting, “c” is the capping factor published by FTSE at the most recent quarterly review of the FTSE China 50 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE China 50 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE China 50 Index. The capping factor serves to limit the weight of any individual company to no more than 9% of the FTSE China 50 Index and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the FTSE China 50 Index.

The FTSE China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE excludes from free floating shares: (i) shares held by public companies or by non-listed subsidiaries of public companies; (ii) shares held by founders, and by directors and/or their families; (iii) employee share plans; (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause).

Free float restrictions are calculated using available published information.  For shares of companies that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number.  Companies with a free float 5% or below are not eligible for inclusion in the index.  Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded float.  Once a company’s actual free float moves about 99%, the free float will be rounded to a 100%.  A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold.

Foreign ownership limits, if any, are applied after calculating the actual free float restriction.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The FTSE China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE China 50 Index. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place at the close of trading on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement

We have entered into a non-exclusive license agreement with FTSE whereby we, in exchange for a fee, are permitted to use the FTSE China 50 Index in connection with certain securities, including the notes and warrants. We are not affiliated with FTSE; the only relationship between FTSE and us is any licensing of the use of FTSE’s indices and trademarks relating to them.

The license agreement between FTSE and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

“The securities are not in any way sponsored, endorsed, sold or promoted by FTSE Russell or by the London Stock Exchange Group companies (‘LSEG’) (together the ‘Licensor Parties’) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the FTSE China 50 Index (the ‘Index’), (ii) the figure at which the said Index stands at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the securities. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Barclays Bank PLC or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) be under any obligation to advise any person of any error therein.”

“All rights in the Index vest in FTSE. ‘FTSE®’ is a trademark of LSEG and is used by FTSE under license.”

THE HANG SENG INDICES

All information contained in this index supplement regarding the Hang Seng® Index and the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its component securities, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (formerly HSI Services Limited) (“HSI”), a wholly owned subsidiary of Hang Seng Bank. The Hang Seng® Index and the Hang Seng China Enterprises Index are calculated, maintained and published by HSI. HSI has no obligation to continue to publish, and may discontinue publication of, these indices.

The Hang Seng® Index

The Hang Seng® Index is a free float adjusted market capitalization weighted index of selection of companies from The Stock Exchange of Hong Kong Ltd. (the “HKSE”). The components of the index are divided into four sub-indices: commerce and industry, finance, utilities, and properties.  The index was developed with a base level of 100 as of July 31, 1964 and is designed to be an indicator of the performance of the Hong Kong stock market.

The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

Standards for Listing and Maintenance

Only companies with a primary listing on the main board of the HKSE are eligible as constituents of the Hang Seng® Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the Hang Seng® Index only if the company has no unlisted share capital.

To be eligible for selection, a company:

•                  must be among those companies that constitute the top 90% of the total market capitalization of all eligible shares listed on the HKSE (market capitalization is expressed as an average of the past 12 months);

•                  must be among those companies that constitute the top 90% of the total turnover of all eligible shares listed on the HKSE (turnover is aggregated and individually assessed for eight quarterly sub-periods over the past 24 months); and

•                  should normally have a listing history of at least 24 months on the HKSE or meet the requirements of the following guidelines: for newly listed large-cap stocks, the minimum listing time required for inclusion in the stock universe for the Hang Seng® Index review is as follows:

Average Market Capitalization Ranking at Time of Review	Minimum Listing History
Top 5	3 Months
6-15	6 Months
16-20	12 Months
21-25	18 Months
Below 25	24 Months

Companies meeting all eligibility requirements will be considered for inclusion and their candidacy will be assessed on the following criteria:

•                  the market value and turnover ranking of the company;

•                  the representation of the sub-sectors within the Hang Seng® Index directly reflecting that of the market; and

•                  the financial performance of the company.

The number of constituents is fixed at 50.

Whether to remove a suspended constituent from the Hang Seng® Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang

Seng® Index, its last traded price may be adjusted down to the system lowest price, i.e. $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

The Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index (the “HSCE Index”) was launched on August 8, 1994 as a free float adjusted market-capitalization weighted index consisting of 40 Hong Kong listed H-shares of Chinese enterprises. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (the “HSCI”) on October 3, 2001, the HSCE Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the HSCE Index comprise only the largest H-share companies included in the HSCI.

The HSCE Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

Standards for Listing and Maintenance

All H-Share companies primarily listed on the main board of the HKSE are eligible to be included in the HSCE Index HSCEI, excluding stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives.  In addition, to be eligible for selection in the HSCE Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  In order to pass the turnover requirements, stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  In the case that an existing stock fails the turnover requirements, each failing month will be examined.  If the aggregate turnover in a failing month is among the top 90% of the total market, the stock will nonetheless satisfy the turnover requirements for that particular month, and the month can be considered in determining if a stock passes the overall turnover requirements.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily trades shares during a specific calendar month by the free float adjusted issued shares at the end of that month.

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  The number of constituent stocks is fixed at 40.  From the eligible stocks, final selections are made using the following methodology:

(1)         all eligible stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) free float adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;

(2)         the combined market capitalization ranking for each eligible stock is determined as the weighted average of the full market capitalization ranking and the free float adjusted market capitalization ranking, where each rank has a 50% weight; and

(3)         the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of the Hang Seng China Enterprises Index, subject to the following buffer zone rule. Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

(4)         in the case that the weighted average calculated in (2) of two stocks is identical, a higher rank will be assigned to the stock with the greater full market capitalization.

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by Hang Seng Indexes Company Limited. Under normal circumstances, five trading days’ notice will be given for any constituent changes before the effective dates.

Whether to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang Seng® Index, its last traded price may be adjusted down to the system lowest price, i.e. $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

Calculation of the Hang Seng Indices

Both the Hang Seng® Index and the HSCE Index are calculated using a free float adjusted market capitalization weighted methodology with a 10% cap on individual stock weightings.

The formula for the index calculation is shown below:

current index	=	current aggregate free float adjusted market capitalization of constituents	×	yesterday’s closing index
yesterday’s aggregate free float adjusted market capitalization of constituents

=	S(Pt × IS × FAF × CF)	×	yesterday’s closing index
S(Pt-1 × IS × FAF × CF)

where:

Pt              : current price at day t;

Pt-1      : closing price at day t-1;

IS            : number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF                         : free float adjusted factor, which is between 0 and 1; and

CF        : capping factor, which is between 0 and 1.

Free float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.

The free float adjusted factor represents the proportion of shares that is free floated as a percentage of the issued shares.  The free float adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the free float adjusted factor is calculated separately for each class of shares.

Cap Factor.  A cap factor (“CF”) is calculated quarterly, such that no individual constituent in an index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing.  The update of the issued shares, adjustment of the free float adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

License Agreement

We have entered into a non-exclusive license agreement with HSI and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the Hang Seng® Index and the HSCE Index (the “Hang Seng Indices”) in connection with certain securities, including the notes and warrants. We are not affiliated with HIS or Hang Seng Data Services Limited; the only relationship between HSI and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“THE HANG SENG INDICES ARE PUBLISHED AND COMPILED BY HSI PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME ‘HANG SENG INDEX’ AND “HANG SENG CHINA ENTERPRISES INDEX’ ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSI AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG INDICES BY BARCLAYS BANK PLC IN CONNECTION WITH THE SECURITIES, BUT NEITHER HSI NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HANG SENG INDICES AND THEIR COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG INDICES OR ANY COMPONENT OR DATA COMPRISED IN THE HANG SENG INDICES; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG INDICES OR ANY COMPONENT OR DATA COMPRISED IN THE HANG SENG INDICES FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG INDICES IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG INDICES AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG INDICES BY BARCLAYS BANK PLC IN CONNECTION WITH THE SECURITIES; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI IN THE COMPUTATION OF THE HANG SENG INDICES; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG INDICES WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE SECURITIES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE SECURITIES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE SECURITIES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.”

THE KOSPI 200 INDEX

All information contained in this index supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”), the publisher of the KOSPI 200 Index. The KOSPI 200 Index is calculated, maintained and published by KRX. KRX is under no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index.

The KOSPI 200 Index is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

The KOSPI 200 Index is a capitalization-weighted index of 200 Korean blue-chip stocks that is intended to represent a high percentage of the total market capitalization of the Korea Stock Exchange (“KSE”). The KOSPI 200 is the underlying index for stock index futures and option trading related to the Korean market. The companies listed on the KOSPI 200 Index are classified into the following eight industry groups: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post and communication and (viii) finance.  All categories other than manufacturing are classified as non-manufacturing groups in the selection process described below. The constituent stocks are selected on the basis of market capitalization and liquidity.

Standards for Listing and Maintenance

KRX chooses companies for inclusion in the KOSPI 200 Index with an aim of accurately representing overall market movement. KRX may from time to time, in its sole discretion, add companies to, or delete companies from, the KOSPI 200 Index to achieve this objective. The KOSPI 200 Index selects stocks of companies that belong to one of the eight industry groups, whose market capitalization is at least 1% of the total market capitalization. The capitalization requirement ensures the high percentage of market capitalization of KOSPI 200 constituent stocks against the total.

The KRX selects the constituent stocks of the KOPSI 200 on an annual basis (“regular realignment”) and from time to time in response to mergers, delistings or other administrative reviews affecting individual constituent stocks (“special realignment”). Regular realignment decisions are made on the basis of data collected from May of the previous year through April of the year of the realignment and are implemented immediately following the last trading day for June futures and options contracts on the KOPSI 200.

For purposes of the regular realignment, the KRX first ranks the stocks in the seven non-manufacturing industry groups by average daily market capitalization, and selects the number of stocks needed to include 70% of that industry group’s total market capitalization. That first process determines the number of stock that will be selected from each non-manufacturing industry group for the upcoming year. The companies in each non-manufacturing industry group are also ranked by their average daily trading value, as a measure of liquidity. If any of the stocks initially selected on the basis of market capitalization does not rank in the top 85% on the basis of average daily trading value, it is excluded from KOPSI 200 and the next highest ranked stock by market capitalization that also meets the 85% liquidity test is included.

The remaining constituents of the KOPSI 200—in number equal to the difference between 200 and the number of constituent stock so selected from the non-manufacturing groups—are selected, starting with the highest market capitalization ranking, from the manufacturing group stocks that also satisfy the liquidity test by being in the top 85% of the manufacturing group as ranked by average daily trading value.

In order to maintain the continuity of the KOPSI 200, a stock selected in accordance with the above criteria that is not currently in the KOPSI index must rank within the top 90% by market capitalization of those companies in its industry group in order to become a constituent of the KOPSI 200. Conversely, a current constituent of the KOPSI 200 that is not selected in accordance with the above criteria will, nevertheless, remain in the KOPSI 200 so long as its market capitalization would not rank below 110% of the market capitalization of those companies selected from its industry group through that year’s regular realignment process.

Any stock not selected for inclusion in the KOPSI 200 as the basis of the regular realignment methodology that is also among the 50 largest companies in the Korean market by market capitalization may be considered for inclusion by the KOPSI Maintenance Committee.

Stocks initially listed or relisted after May 1 of the year preceding the year of the periodic realignment review date, stocks designated as having an administrative issue as of the periodic realignment review date, stocks of securities investment companies, issues of liquidation sale and stocks deemed unsuitable are ineligible to become constituent stocks of the KOSPI 200 Index.

Special realignment occurs from time to time when events such as a constituent stock’s designation as administrative stock, or a merger or delisting occurs with respect to a constituent stock.  Special realignment is carried out by choosing a stock from a replacement list prepared beforehand in a priority order by industry group. In the event that the replacement list includes no stock for a specific industry, a stock is chosen from the manufacturing industry group.

In cases where there is an initial listing of a stock that is deemed to have high liquidity and is worthy in terms of its impact on the KOSPI 200 Index, a constituent stock is merged into non-constituent stock or consolidation occurs among constituent stocks, it is possible to select the stock of that firm or acquired firm as a constituent of KOSPI 200 even before the regular realignment day.  Such stocks are included in the index on the trading day following the last trading day of the most recent month for contracts for both futures and options, which comes to 30 trading days after the listing date of such stocks.  At this time, the stock with the smallest market capitalization on recent regular realignment date, regardless of industry, it is removed and becomes first in line as a replacement stock for that industry.

Calculation of the KOSPI 200 Index

The KOSPI 200 Index is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date (the “KOSPI 200 Base Market Capitalization”), by (ii) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents, the price of the concerned common shares, and the free float rate of the concerned common shares. If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date.

Share prices refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

In order to maintain the consistency of the KOSPI 200 Index, the market capitalization and the KOSPI 200 Base Market Capitalization can be readjusted. Readjustment includes changing the KOSPI 200 Base Market Capitalization when there is an event, such as a distribution of rights or dividends, that affects the stock price, in order to equalize the stock price index on the day before the event and the stock price index on the day of the event.

Index Governance

The Futures and Options Index Maintenance Committee (the “KOSPI Committee”) is charged with reviewing matters relating to calculation and management of the KOSPI 200 Index. The KOSPI Committee is composed of 10 members who are chosen as representatives of institutional investors and securities related institutions, legal and accounting professions, and professors and researchers. The KOSPI Committee is responsible for matters relating to the calculation method of the KOSPI 200 Index; matters relating to selection and realignment of the KOSPI constituent stocks; matters relating to establishment, amendment and abolishment of the criteria for selection of the KOSPI 200 constituent stocks; and any other matters that are requested by the chief executive officer of the KSE.

Regular meetings of the KOSPI Committee are held in May of each year for the purpose of realigning the constituent stocks, but a special meeting can be called if need arises.

Korea Stock Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading.

The KSE sets a limit on the range that the price of individual stocks can change during a day. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. If the disclosure is determined to be satisfactory, trading can resume after 30 minutes if the disclosure is received by 2:00 p.m., or in the next session if received after 2:00 p.m.; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI 200 may be limited by suspension of trading of the constituent stocks of the KOSPI 200, individually or in the aggregate, which may in turn adversely affect the value of the securities.

License Agreement

We have entered into a non-exclusive license agreement with KRX whereby we, in exchange for a fee, are permitted to use the KOSPI 200 in connection with certain securities, including the notes and warrants. We are not affiliated with KRX; the only relationship between KRX and us is any licensing of the use of KRX’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“‘KOSPI’, ‘KOSPI 200’ and ‘KOSDAQ’ are trademarks/servicemarks of the Korea Exchange (the ‘KRX’) and have been licensed for use by Barclays Bank PLC.

The securities are not sponsored, endorsed, sold or promoted by KRX. KRX makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the KOSPI 200 to track general stock market performance. KRX’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 which is determined, composed and calculated by KRX without regard to Barclays Bank PLC or the securities. KRX has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the KOSPI 200. KRX is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the securities.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

THE MSCI INDICES

All information contained in this index supplement regarding the MSCI EAFE® Index, the MSCI Emerging Markets Index, the MSCI Singapore Index, the MSCI Taiwan Index and the MSCI Thailand Index (each, an “MSCI Index” and together, the “MSCI Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  The MSCI Indices are calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, any of the MSCI Indices.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets excluding the United States and Canada.  The MSCI EAFE® Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE® Index covers approximately 85% of the free float-adjusted market capitalization in each country.  The U.S. dollar price return version of the MSCI EAFE® Index is reported by Bloomberg L.P. under the ticker symbol “MXEA.”

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.  The MSCI Emerging Markets Index covers approximately 85% of the free float-adjusted market capitalization in each country.  The U.S. dollar price return version of the MSCI Emerging Markets Index is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

The MSCI Singapore Index

The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure the large- and mid-cap segments of the Singaporean equity market.  The MSCI Singapore Index covers about 85% of the Singapore equity universe.  The U.S. dollar price return version of the MSCI Singapore Index is reported by Bloomberg L.P. under the ticker symbol “SIMSCI.”

The MSCI Taiwan Index

The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large- and mid-cap segments of the Taiwanese equity market.  The MSCI Taiwan Index covers approximately 85% of the free float-adjusted market capitalization in Taiwan.  The U.S. dollar price return version of the MSCI Taiwan Index is reported by Bloomberg L.P. under the ticker symbol “TAMSCI.”

The MSCI Thailand Index

The MSCI Thailand Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large and mid-cap segments of the Thai equity market. The MSCI Thailand Index covers approximately 85% of the free float-adjusted market capitalization in Thailand.  The U.S. dollar price return version of the MSCI Thailand Index is reported by Bloomberg L.P. under the ticker symbol “MXTH.”

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process that, with respect to the MSCI Indices, involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market and (iv) applying Index Continuity Rules for the MSCI Standard Index.

Defining the Equity Universe

(i)             Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as Developed Markets (“DM”), Emerging Markets (“EM”) or Frontier Markets (“FM”).  All listed equity securities, including real estate investment trusts and certain income trusts listed in Canada are eligible for inclusion in the Equity Universe.  Only one listing per security may be included in the Market Investable Equity Universe.  If a security has two or more eligible listings that meet the liquidity criteria, MSCI will apply a set of priority rules to determine which listing will be included.

(ii)          Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by (i) identifying eligible listings for each security in the Equity Universe; and (ii) applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.  Limited partnerships, limited liability companies and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the Equity Universe.  Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the Equity Universe.  Preferred shares that exhibit characteristics of equity securities are eligible.

(i)             Identifying Eligible Listings: A security may have a listing that trades in the country where it is classified (a “local listing”) and/or a listing that trades in a country outside of its classification (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the Investable Equity Universe. A security may be represented by a foreign listing only if: (1) the security is classified in a country index that meets the foreign listing materiality requirement (as described below) and (2) the security’s foreign listing is traded on an eligible stock exchange. An eligible stock exchange for a security that is classified in a DM country is any stock exchange in another DM country. An eligible stock exchange for a security that is classified in an EM country is any stock exchange classified in a DM country or another EM country.

In order for a foreign listing to be eligible for inclusion in the applicable country index, that country index must meet the foreign listing materiality requirement. In order for a country index to meet the foreign listing materiality requirement, the aggregate market capitalization of all securities represented by foreign listings must represent at least (i) 5% of the free float-adjusted market capitalization of the that country index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index (an index that measures equity performance in both the developed and emerging markets)

(ii)          Applying Investability Screens: The investability screens used to determine the Investable Equity Universe in each market are as follows:

(a)               Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.  A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the Equity Universe sorted in descending order by full market capitalization.

(b)               Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(c)                DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity as measured by the Annualized Traded Value Ratio (“ATVR”) and the frequency of trading.  The ATVR screens out extreme daily trading volumes, taking into account the free float-adjusted market capitalization size of securities.  The aim of the 12-month and 3-month ATVR together with 3-month frequency of trading is to select securities with a sound long and short-term liquidity.  A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market.  A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

The ATVR of each security is calculated in a 3-step process. First, monthly median traded values are computed using the median daily traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The median daily traded value is the median of the daily traded values in a given month. Second, the monthly median traded value of a security is divided by its free float-adjusted security market capitalization at the end of the month, giving the monthly median traded value ratio. Finally, the 12-month ATVR is obtained by taking the average of the monthly median traded value ratios of the previous 12 months – or the number of months for which this data is available (previous 6 months, 3 months or 1 month) – and annualizing it by multiplying it by 12. The 3-month ATVR is obtained by taking the average of the monthly median traded value ratios of the previous 3 months – or 1 month if 3 months of data are not available – and annualizing it by multiplying it by 12.

The 3-month frequency of trading is determined by dividing the number of days a security traded during a 3-month period by the number of trading days within this period. If 3 months of data are not available, 1 month of data is used for the calculation of 3-month frequency of trading.

(d)               Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(e)                The Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary / secondary offerings of non-index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or semi-annual index review.

(f)                 The Minimum Foreign Room Requirement: This investability screen is applied at the individual security level.  For a security that is subject to a Foreign Ownership Limit (FOL) to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

(i)             Investable Market Index (Large + Mid + Small)

(ii)          Standard Index (Large + Mid)

(iii)       Large Cap Index

(iv)      Mid Cap Index

(v)         Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) defining the Global Minimum Size Reference; (iv) determining the Segment Number of Companies and associated Market Size-Segment Cutoffs; (v) assigning companies to the size segments; and (vi) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization among the securities included in the Market Investable Equity Universe are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market.  At subsequent index reviews, if after the application of the index maintenance methodology a Standard Index contains less than five securities in a Developed Market or three securities in an Emerging Market, then the remaining securities are selected for inclusion by multiplying market capitalization of such securities by a factor of 1.5.

Maintenance of the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)             semi-annual index reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices, which include:

•                  updating the indices on the basis of a fully refreshed Equity Universe;

•                  taking buffer rules into consideration for migration of securities across size and style segments; and

•                  updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)          quarterly index reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•                  including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•                  allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•                  reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR.  QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS.  QIRs may also result in additions of significant new investable companies to the Standard Index or deletion of companies from the Investable Market Indices due to low liquidity.  The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR.  The style classification is reviewed only for companies that are reassigned to a different size segment.

Any index constructed on the basis of the Global Investable Market Indexes methodology may be subject to other limitations resulting from changes in the underlying markets.  Any such potential limitations of an existing methodology may be assessed as part of the SAIR/QIR process.

(iii)  Ongoing event-related changes.  Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The results of the SAIRs and QIRs are announced at least two weeks in advance of implementation. All changes resulting from corporate events are announced prior to their implementation.

Index Calculation

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

Corporate Events

Mergers and Acquisitions

MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI determines the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers

In tender offers, the acquired or merging security is deleted from an index at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has decreased below 0.15 (except for Standard Index constituents), if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals and legal actions, the market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

In certain cases, securities are deleted earlier or using a different date than the last offer day.  For example, in the case of tender offers in the United Kingdom, a security is typically deleted two business days after the offer is declared unconditional in all respects.

Changes to a security resulting from large acquisition of non-listed companies or assets are implemented at the next regularly scheduled index review following completion of the event and listing of the newly issued shares.

Increases in a security’s number of shares resulting from acquisition of listed non-index constituent securities representing at least 5% of the security’s number of shares are implemented as of the close of the last trading day of the acquired entity if all necessary information is available prior to the completion of the event or if such information is not available prior to the completion of the event, as soon as practicable following the completion of the event. Changes representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event.

If a security is deleted from an index, the security is not reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It will be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day.  In cases of spin-offs of partially owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or domestic inclusion factors (“DIFs”) are implemented as of the close of the ex-date.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the MSCI Indices as of the close of the ex-date and is maintained until the spun-off security begins trading. The value of the detached security is equal to the difference between the cumulative price and the ex-price of the parent security.

Corporate Actions

Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. PAFs are applied on the ex-date of the event to allow (as per the Laspeyres’ concept) security prices to be comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date.  In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI does not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available.  Pending NOS and/or float changes, if any, are implemented simultaneously with the event.  Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. In the case of secondary offerings representing at least 5% of the security’s number of shares for existing constituents, these changes are announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of the implementation) is made as soon as the results are available.  Block sales and secondary offerings (outside the United States) that were not captured at the time of completion will be reflected at a following regularly scheduled Index Review.  Due to the nature of secondary offerings, being usually pre-announced by the company or company shareholders, MSCI generally announces changes due to secondary offerings (outside the United States) with an undetermined or expected status and sends the confirmed only after the event is completed.

Debt-to-Equity Swaps

Large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap.  Pending NOS and/or float changes, if any, are implemented simultaneously with the event.  Shares issued in debt-to-equity swaps are assumed to be issued to strategic investors, unless stated otherwise. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at the next regularly scheduled index review.

Suspensions and Bankruptcies

MSCI removes from the MSCI Indices as soon as possible companies that file for bankruptcy or protection from their creditors and/or are suspended and for which a return to normal business activity is unlikely in the near future.  MSCI treats in the same way companies that fail stock exchange listing requirements with announcements of delisting from stock exchanges. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price. If MSCI decides to delete a company at the lowest system price with more than one full business day advance notice, the company may be maintained in the MSCI Indices at the lowest system price, instead of carrying forward its last trading price, until its deletion.

License Agreement

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the securities. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“THE SECURITIES ARE NOT SPONSORED OR ENDORSED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE SECURITIES ARE NOT SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR

COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

NOTWITHSTANDING THE FOREGOING, CERTAIN AFFILIATES OF MSCI MAY ACT AS DEALERS IN CONNECTION WITH THE SALE OF THE SECURITIES AND, AS SUCH, MAY SELL OR PROMOTE THE SECURITIES OR MAY BE INVOLVED IN THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the securities, nor any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

THE NASDAQ-100 INDEX®

All information contained in this index supplement regarding the NASDAQ-100 Index®, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc. (“Nasdaq”).  The NASDAQ-100 Index® was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the NASDAQ-100 Index®.

The NASDAQ-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The NASDAQ-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The NASDAQ Stock Market.  The NASDAQ-100 Index®, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted.  Current information regarding the market value of the NASDAQ-100 Index® is available from Nasdaq as well as numerous market information services.

The NASDAQ-100 Index® share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing.  Accordingly, each underlying stock’s influence on the level of the NASDAQ- 100 Index® is directly proportional to the value of its NASDAQ-100 Index® share weight.

Calculation of the NASDAQ-100 Index®

At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported NASDAQ-100 Index® value.  The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for NASDAQ-100 Index® reporting purposes.

Underlying Stock Eligibility Criteria

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must meet the following criteria:

•                  the issuer of the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  a security must be issued by a non-financial company;

•                  a security may not be issued by an issuer currently in bankruptcy proceedings;

•                  a security must have an average daily trading volume of at least 200,000 shares (measured annually during the ranking review process described below);

•                  if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then that security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States (measured annually during the ranking review process);

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ-100 Index® eligible;

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the security must have “seasoned” on the NASDAQ, NYSE or NYSE MKT. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index®, the security must meet the following criteria:

•                  the issuer of the security’s primary U.S. listing must be exclusively listed on the NASDAQ Global Select Market or the NASDAQ Global Market;

•                  the security must be issued by a non-financial company;

•                  the security may not be issued by an issuer currently in bankruptcy proceedings;

•                  the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period (measured annually during the ranking review process);

•                  if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then that security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•                  the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end.  In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

For the purposes of NASDAQ-100 Index® eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

These NASDAQ-100 Index® eligibility criteria may be revised from time to time by Nasdaq without regard to the securities.

Annual Ranking Review

The composition of the NASDAQ-100 Index® is evaluated on an annual basis, except under extraordinary circumstances that may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”).  Securities listed on The NASDAQ Stock Market that meet the applicable eligibility criteria are ranked by market value.  NASDAQ-100 Index® -eligible securities that are already in the NASDAQ-100 Index® and whose issuer is ranked in the top 100 eligible companies (based on market capitalization) are retained in the NASDAQ-100 Index®.  A NASDAQ-100® Index issuer that is ranked 101 to 125 is also retained, provided that such issuer was ranked in the top 100 eligible issuers as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review.  NASDAQ-100 Index® issuers not meeting such criteria are replaced.  The replacement securities chosen are those NASDAQ-100 Index® -eligible securities not currently in the NASDAQ-100 Index® whose issuers have the largest market capitalization.  The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions as a result of the annual evaluation is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year other than the Ranking Review, a NASDAQ-100 Index® issuer no longer meets the continued eligibility criteria or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index®, the issuer security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the NASDAQ-100 Index® initial eligibility criteria listed above.  Ordinarily, a security will be removed from the NASDAQ-100 Index® at its last sale price.  If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in Nasdaq’s discretion, be removed at a zero price.  The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated, which is ordinarily 5:16:00 p.m. EST.

Index Maintenance

Changes in the price and/or the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made to the NASDAQ-100 Index® as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.  The NASDAQ-100 Index® share weights for those underlying stocks are derived from each security’s total shares outstanding.  The NASDAQ-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ-100 Index® securities.

The price of the component security is adjusted for the amount of the special cash dividend.  A dividend is considered special if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special.  A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Index Rebalancing

On a quarterly basis coinciding with the quarterly scheduled Index Share adjustment procedures, the NASDAQ-100 Index® will be rebalanced if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24.0% and (2) the “collective weight” of those component securities whose individual current weights are in excess of 4.5%, when added together, exceed 48.0% of the NASDAQ-100 Index®. In addition, a special rebalancing of the NASDAQ-100 Index® may be conducted at any time if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®.

If either one or both of these weight distribution requirements are met upon quarterly review or it is determined that a special rebalancing is required, a weight rebalancing will be performed.

First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all Large Stocks (those greater than 1%) will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest component security to be set to 20.0%.

Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescaling will then be redistributed to the Small Stocks (those stocks less than or equal to 1%) in the following iterative manner.

In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the NASDAQ-100 Index® Divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights. However, NASDAQ OMX may from time to time determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the component securities. In such instances, NASDAQ OMX would announce the different basis for rebalancing prior to its implementation.

During at the quarterly rebalancing, data is cutoff as of the previous month-end and no changes are made to the NASDAQ-100 Index® from that cutoff until the quarterly share change effective date with the single exception for corporate actions with an ex-date.  NASDAQ OMX may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure the integrity of the NASDAQ-100 Index®.

License Agreement

For any specific issuance of securities, we will enter into a non-exclusive license agreement with NASDAQ OMX whereby we, in exchange for a fee, will be permitted to use the NASDAQ-100 Index in connection with such securities. We are not affiliated with NASDAQ OMX; the only relationship between NASDAQ OMX and us is any licensing of the use of NASDAQ OMX’s indices and trademarks relating to them.

We expect that the license agreement will provide that the following language must be set forth herein:

“The securities are not sponsored, endorsed, sold or promoted by The NASDAQ OMX GROUP, Inc. (The ‘NASDAQ OMX’) (including its affiliates) (NASDAQ OMX, with its affiliates, are referred to as The ‘Corporations’). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representations or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of The NASDAQ-100 INDEX® (The ‘NASDAQ-100 INDEX’) to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC is in the licensing of The NASDAQ®, OMX®, NASDAQ OMX®, NASDAQ-100® and NASDAQ-100 INDEX® Trademarks or Service marks, and certain trade names of the Corporations and the use of the NASDAQ-100 INDEX which is determined, composed and calculated by NASDAQ OMX without regard to Barclays Bank PLC or The Securities. NASDAQ OMX has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing and calculating The NASDAQ-100 INDEX. The corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities is to be converted into cash. The corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.

THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

THE NIKKEI 225 INDEX

All information contained in this index supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Nikkei Inc.  The Nikkei 225 Index is calculated, maintained and published by Nikkei Inc.  Nikkei Inc. has no obligation to continue to publish, and may discontinue the publication of, the Nikkei 225 Index.

The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries.  Non-ordinary shares, such as shares of exchange-traded funds, real estate investment trusts, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index.

All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.  Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

Rules of the Periodic Review

Nikkei Underlying Stocks are reviewed annually (the “periodic review”) in accordance with the following rules, and results of the review are applied on the first trading day in October.  Results of the review become effective on the first trading day of October, and there is no limit to the number of Nikkei Underlying Stocks that can be affected.  Stocks selected by the procedures outlined below are presented as candidates to a committee comprised of academics and market professionals for comment; based on comments from the committee, Nikkei Inc. determines and announces any changes to the Nikkei Underlying Stocks.

High Liquidity Group

The top 450 most liquid stocks are chosen from the TSE First Section.  For purposes of this selection, liquidity is measured by (i) trading volume in the preceding 5-year period and (ii) the magnitude of price fluctuation by volume in the preceding 5-year period.  These 450 stocks constitute the “High Liquidity Group” for the review.  Those Nikkei Underlying Stocks that are not in the High Liquidity Group are removed.  Those stocks that are not currently Nikkei Underlying Stocks but that are in the top 75 of the High Liquidity Group are added.

Sector Balance

The High Liquidity Group is then categorized into the following six sectors: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.  These six sector categories are further divided into 36 industrial classifications as follows:

•                  Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•                  Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•                  Consumer Goods — Marine Products, Food, Retail, Services;

•                  Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•                  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•                  Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The “appropriate number” of constituents for each sector is defined to be half the number of stocks in that sector.  After the liquidity-based adjustments, discussed above, a rebalancing is conducted if any of the sectors are over- or under-represented.  The degree of representation is evaluated by comparing the actual number of constituents in the sector against the appropriate number for that sector.

For over-represented sectors, current constituents in the sector are deleted in the order of liquidity (lowest liquidity first) to correct the overage.  For under-represented sectors, non-constituent stocks are added from the High Liquidity Group in the order of liquidity (highest liquidity first) to correct the shortage.

Extraordinary Replacement Rules

Nikkei Underlying Stocks removed from the TSE First Section are deleted from the Nikkei 225 Index.  Reasons for removal from the TSE First Section include: designation as a “security to be delisted” or actual delisting by reason of bankruptcy (including filing under the Corporate Reorganization Act, Civil Rehabilitation Act or liquidation), delisting due to corporate restructuring such as merger, share exchange or share transfer, designation as a “security to be delisted” or actual delisting due to excess debt or transfer to the Second Section.  In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion.  However, the decision to delete such candidates will be made by examining the sustainability and the probability of delisting in the individual case.

When a Nikkei Underlying Stock is deleted from the Nikkei 225 Index as outlined in the preceding paragraph, a new Nikkei Underlying Stock will be selected and added, in principle, from the same sector of the High Liquidity Group in order of liquidity.  Notwithstanding the foregoing, the following rules may apply depending on the timing and circumstances of the deletion: (i) when such deletion is scheduled close to the periodic review, additional stocks may be selected as part of the periodic review process and (ii) when multiple deletions are scheduled in a season other than the periodic review, additions may be selected using the sector balancing rules outlined above.

Procedures to Implement Constituent Changes

As a general rule, for both the periodic review and the extraordinary replacement rules, additions and deletions are made effective on the same day in order to keep the number of Nikkei Underlying Stocks 225.  However, under the circumstances outlined below, when an addition cannot be made on the same day as a deletion, the Nikkei 225 Index may be calculated with fewer than 225 Nikkei Underlying Stocks.  In this case, the divisor is adjusted to ensure continuity.

The first instance when the Nikkei 225 Index may be calculated with fewer than 225 Nikkei Underlying Stocks is when a Nikkei Underlying Stock is delisted by reason of share exchange or transfer and the succeeding company becomes listed a short period of time later.  The second instance is when a Nikkei Underlying Stock is deleted due to a sudden announcement of bankruptcy, or is designated as a “security to be delisted” for the same reason, and there is not sufficient time to add a new Nikkei Underlying Stock in the same day.

Calculation of the Nikkei 225 Index

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”).  The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index.  Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.  As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

License Agreement

For any specific issuance of securities, we will enter into a non-exclusive license agreement with Nikkei Inc., whereby we, in exchange for a fee, will be permitted to use the Nikkei 225 Index in connection with such securities. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is any licensing of the use of the Nikkei Index Sponsor’s indices and trademarks relating to them.

We expect that the license agreement will provide that the following language must be set forth herein:

“The copyright relating to the Nikkei 225 Index and intellectual property rights as to the indications for ‘Nikkei’, ‘Nikkei Stock Average’ and ‘Nikkei 225’ and any other rights shall belong to Nikkei Inc. Nikkei Inc. shall be entitled to change the details of the Nikkei 225 Index and to suspend the announcement thereof. All the businesses and implementation relating to this Agreement shall be conducted exclusively at the risk of the Licensee and the Issuing Parties, and Nikkei Inc. and the Licensor shall assume no obligation or responsibility therefor.”

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, the TSE will close on any normal trading day prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.  Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the securities.

THE RUSSELL INDICES

All information contained in this index supplement regarding the Russell 1000® Index, the Russell 2000® Index and the Russell 3000® Index (each, a “Russell Index” and collectively, the “Russell Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE Russell (“FTSE”), a company wholly owned by London Stock Exchange Group plc (“the LSEG”).  The Russell Indices were developed by Russell Investment Group and are calculated, maintained and published by FTSE.  FTSE has no obligation to publish, and may discontinue the publication of, the Russell Indices.

The Russell 1000® Index

The Russell 1000® Index measures the composite price performance of stocks of 1,000 companies (with respect to the Russell 1000® Index, the “Component Stocks”) domiciled in the U.S. and its territories.  All stocks included in the Russell 1000® Index are traded on an eligible U.S. exchange.  Eligible U.S. exchanges include the New York Stock Exchange, the NYSE MKT, The NASDAQ Stock Market and the NYSE Arca.  The companies included in the Russell 1000® Index are the 1,000 largest companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market.  The Russell 1000® Index is reported by Bloomberg L.P. under the ticker symbol “RIY.”

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of the small-capitalization stocks included in the Russell 2000® Index (with respect to the Russell 2000® Index, the “Component Stocks”) and is designed to track the performance of the small-capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on an eligible U.S. exchange, as described above.  The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

The Russell 3000® Index

The Russell 3000® Index measures the capitalization-weighted price performance of the stocks included in the Russell 3000® Index (with respect to the Russell 3000® Index, the “Component Stocks”) and is designed to represent the broad U.S. equity market.  All stocks included in the Russell 3000® Index are traded on an eligible U.S. exchange, as described above.  The companies included in the Russell 3000® Index are the 3,000 largest U.S. companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market.  The Russell 3000® Index consists of the 3,000 companies included in the Russell 1000® Index and the Russell 2000® Index, which are subsets of the Russell 3000E™ Index, and represents approximately 98% of the U.S. equity market.  The Russell 3000E™ Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000E™ Index.  The Russell 3000® Index is reported by Bloomberg L.P. under the ticker symbol “RAY.”

Selection of Stocks Underlying the Russell Indices

The Russell Indices are sub-indices of the Russell 3000E™ Index.  To be eligible for inclusion in the Russell 3000E™ Index and, consequently, a Russell Index, a company’s stock must be listed on the last trading day in May of a given year, and FTSE must have access to documentation on that date verifying the company’s eligibility for inclusion.  Eligible initial public offerings (“IPOs”) are added to Russell Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell Index during a quarter outside of reconstitution, IPOs must meet all eligibility criteria, and as of the most recent reconstitution, must (i) be priced and traded and (ii) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E™ Index as of the latest June reconstitution.  A one-month window will be used to ensure that companies submitting the requisite filings just outside of the quarter are not excluded from eligibility.

U.S. companies are eligible for inclusion in the Russell 3000E™ Index and, consequently, any Russell Index.  FTSE uses the following method for determining whether a company is a U.S. company.  If a company incorporates in, has a stated headquarters location in and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to its country of incorporation.  If any of the three do not match, FTSE then defines three Home Country Indicators (“HCIs”).  The HCIs are as follows:

•                  country of incorporation;

•                  country of headquarters; and

•                  country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country.

After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location.  FTSE cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location.

If there is not enough information to determine a company’s primary country of assets, FTSE uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  FTSE uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

If conclusive country details cannot be derived from assets or revenue, FTSE assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country.  If the country in which its headquarters are located is a BDI country, the company is assigned to the country of its most liquid stock exchange.  The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.

The following securities are specifically excluded from the Russell Indices: (i) stocks that are not traded on an eligible U.S. exchange (Bulletin Board, Pink Sheet and over-the-counter (“OTC”) securities are not eligible, including securities for which prices are displayed on the FINRA Alternative Display Facility); (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts; and (iii) securities issued by royalty trusts, limited liability companies, closed-end investment companies (due to SEC treatment of reporting, business development companies are no longer eligible as of the June 2014 annual reconstitution), blank-check companies, special purpose acquisition companies, limited partnerships, exchange-traded funds and mutual funds.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000E™ Index and, consequently, any Russell Index, is total market capitalization, which is defined as the total number of outstanding shares times the closing price of the shares as of the last trading day in May for those securities being considered at annual reconstitution.  An IPO’s eligibility is determined each quarter.  Common stock, non-restricted exchangeable shares and partnership units/membership interests (in certain cases) are used to calculate a company’s total market capitalization.  Exchangeable shares are shares that may be exchanged at any time, at the holder’s option, on a one-for-one basis for common stock.  Partnership units/membership interests represent an economic interest in a limited partnership or limited liability company.  FTSE includes partnership units/membership interests as part of total market capitalization when the company in question is a holding company whose sole asset is its partnership units/membership interests in an underlying entity.  In these cases, total market capitalization will be calculated based on 100% of the value of all partnership units/membership interests.  Any other form of shares – such as preferred or convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts – is excluded from the calculation.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

During annual reconstitution, a stock’s closing price on its primary exchange on the last trading day in May (typically, but a confirmed timetable is announced each spring) is used to determine total market capitalization.  If an eligible company trades under multiple share classes, FTSE will review each share class independently for inclusion in the Russell 3000E™ Index, and consequently, any Russell Index.  Share classes in addition to the primary share class that meet minimum size, liquidity and float requirements will also be eligible.  Those share classes must have a total market capitalization larger than that of the smallest company currently included in the Russell 3000E™ Index, must have an average daily dollar trading value in excess of the median average daily dollar trading value of all stocks eligible for inclusion in the Russell 3000E™ Index and must have greater float than 5% of shares available in the marketplace.  If the additional share class does not meet the requirements, the shares will be aggregated with the primary share class to maintain a representative index weight for the company.  For reconstitution ranking purposes, all share classes for a company, including unlisted shares, will be aggregated and total market capitalization will be based on the primary share class’s closing price.  Rank will be determined based on cumulative market capitalization.  As of the 2016 annual reconstruction, share classes not qualifying for eligibility independently will not be aggregated with the primary share class within the available shares calculation.  For companies with multiple share classes, the primary share class will be designated as the share class with the highest two-year trading volume as of the last trading day in May.  In the absence of two years’ worth of data, all available data will be used in the determination.  If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the primary share class.  At least 100-day trading volume is necessary to consider the class as a primary share class for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.  If applicable, shares held across different share classes will be represented on a mathematically equivalent basis.  Growth, value, defensive and dynamic probabilities will be based on that of the primary share class and assigned consistently across all additional share classes.  Shares of an additional share class distributed through mandatory corporation action to a company’s existing shareholders or made available via initial public offering will be evaluated for separate membership in the Russell 3000E™ Index, and consequently, any Russell Index. Index membership of additional share classes that are added due to corporate actions will mirror that of the primary share class, as will style and stability probabilities.

Once the market capitalization for each security is determined by use of total shares and price as described above, each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index.  If eligible securities total less than 4,000, the Russell 3000E™ will include all eligible securities. Market capitalization breakpoints for each Russell Index are determined by the break between the companies below.

Index	Companies Included (based on descending total market capitalization)
Russell 3000® Index	Companies #1 – 3,000
Russell 1000® Index	Companies #1 – 1,000
Russell 2000® Index	Companies #1,001 – 3,000

After the initial market capitalization breakpoints are determined by the ranges listed above, new members are assigned on the basis of the breakpoints and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints.  If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different market capitalization-based Russell Index.  Companies that fall on the edge of market capitalization breakpoints are often still within the manager’s opportunity set, since they have not significantly grown or declined in market capitalization.  As an exception, there will be no percentile banding at the bottom of the Russell 3000® Index (stock 3,000) or the Russell 3000E™ Index (stock 4,000).

Set forth below are the steps in calculating percentile ranges:

•                  Sort the Russell 3000E™ Index members in descending order by total market capitalization.

•                  Calculate the total market capitalization of the Russell 3000E™ Index by summing all members’ total market capitalizations.

•                  Calculate percentiles for each company in the Russell 3000E™ Index by dividing the cumulative market cap associated with each member by the total market cap of the Russell 3000E™ Index.

•                  Calculate a range of five percentiles around the newly determined market cap breakpoints, by subtracting, and then adding, 2.5% from/to the calculated percentile of the market cap breakpoint.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public (“free float”).  The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.  Stocks in the Russell Indices are weighted by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.  Adjustments to shares are reviewed at reconstitution and for major corporate actions such as mergers.  For merger and spin-off transactions that are effective between the last trading day in May and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated.  Non-index members that have been considered ineligible as of rank day (the last trading day in May) will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Companies with only a total market capitalization of less than $30 million are not eligible for inclusion in the Russell 3000E™ Index or, consequently, any Russell Index.

In addition, companies with only 5% or less of their shares available in the marketplace are not eligible for inclusion in the Russell 3000E™ Index or, consequently, any Russell Index.  When unavailable shares are determined to be 94.5% or greater, this will be rounded to 95%.  Also, stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion in any Russell Index at annual reconstitution.  In order to reduce unnecessary turnover, if an existing Component Stock’s closing price is less than $1.00 on its primary exchange on the last trading day in May, it will be considered eligible if the average of the daily closing prices from its primary exchange during the month of May is equal to or greater than $1.00.  If an existing index member does not trade on the last trading day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.  A stock added during the quarterly IPOs process is considered a new index addition and therefore must have a close price on its primary exchange at or above $1.00 on the last day of the IPO eligibility period in order to qualify for index inclusion.

Companies that produce unrelated business taxable income (“UBTI”) are restricted from ownership for tax-exempt investors.  In recognition of this, FTSE screens all real estate investment trusts and publicly traded partnerships, removing any security from eligibility that generates or has historically generated UBTI and has not taken steps to block UBTI to equity holders.  The research process is conducted as part of FTSE’s annual rebalance effort.  Additional screening will not be assessed or changed outside of the reconstitution period.  Information used to confirm UBTI impact includes the following publicly available sources: 10-K, SEC Form S-3, K-1, company annual report, dividend notices and the company website.

The Russell Indices are reconstituted annually to reflect changes in the marketplace.  The list of companies is ranked based on total market capitalization as of the last trading day in May, with the actual reconstitution occurring on the last Friday in June each year, except that if the last Friday in June of any year is the 29th or 30th, reconstitution will occur on the preceding Friday.  Changes in the Component Stocks are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.  IPOs are considered for inclusion on a quarterly basis.

Capitalization Adjustments

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization.  Adjustments are based on information recorded in SEC corporate filings, including DEF 14, 424B, and 10K filings, or other reliable sources in the event of missing or questionable data (but not 13F filings).

•                  Officers’ and directors’ holdings — Shares held by officers and directors are considered unavailable and removed entirely from available shares.  FTSE’s float research process allows removal of options/warrants/convertibles from the officer and director holdings when those shares are provided in a summed format within the footnotes.  However, if FTSE determines that a company is being excluded from membership in the Russell 3000E™ Index solely on the basis of the minimum float requirement, FTSE will use best available information found within SEC filings, filed on or before the rank day in May;

•                  Large private holdings — Shares held privately will be removed from available shares if they exceed 10% of shares outstanding.  Share percentage is determined by those shares held either by an individual or by a group of individuals acting together.  Private equity and venture capital firms are considered large private holders;

•                  Institutional holdings — Shares held by investment companies, partnerships, insurance companies, mutual funds and banks will be removed from available shares if their holding is greater than 30%.  If a firm has a direct relationship to the company, such as board representation, they will be considered strategic and will be excluded regardless of the size of holding per the officers and directors’ exclusion rule;

•                  Publicly listed companies — Shares held by publicly listed companies will be removed from the available shares of a member of the Russell 3000E™ Index.  Institutional holdings will be considered as available unless the 30% threshold is surpassed, regardless of listing;

•                  ESOP or LESOP shares — Shares held by an Employee Stock Ownership Plan (“ESOP”) or a Leveraged Employee Stock Ownership Plan (“LESOP”) are considered unavailable and removed entirely from available shares;

•                  IPO lock-ups — Shares locked up during an IPO are not available to the public and will be excluded from available shares at the time the IPO enters the Russell 3000E™ Index;

•                  Government Holdings:

•                  Direct government holders — those holdings listed as “government of” or shares held by government controlled/affiliated entities are considered unavailable and will be removed entirely from available shares;

•                  Indirect government holders — shares held by government investment boards and/or investment arms will be treated similarly to large private holdings and removed if the holding is greater than 10%; and

•                  Government pensions — any holding by a government pension plan is considered an institutional holding and will not be removed from available shares unless the holding is greater than 30%.

Corporate Actions Affecting the Russell Indices

FTSE applies corporate actions to its indices on a daily basis, both to reflect the evolution of securities and to ensure that the indices remain highly representative of the U.S. equity market.  A company’s membership in a Russell Index and its weight in that index can be impacted by these corporate actions.  FTSE uses a variety of reliable public sources to determine when an action is final, including a company’s press releases and regulatory filings; local exchange notifications; and official updates from other data providers FTSE deems trustworthy.  Prior to the completion of a corporate action, FTSE estimates the effective date on the basis of the same above sources.  As new information becomes available, FTSE may revise the anticipated effective date and the terms of the corporate action, before ultimately confirming its effective date.  Depending upon the time an action is determined to be final, FTSE either (1) applies the action before the open on the ex-date or (2) applies the action providing appropriate notice, referred to as a “delayed action” (see specific action types for details on timing and procedure).  FTSE applies the following methodology guidelines when adjusting the applicable Russell Index in response to corporate actions:

•                  “No Replacement” Rule — Securities that leave the relevant Russell Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the relevant Russell Index over a year will fluctuate according to corporate activity.

•                  Mergers and Acquisitions — Mergers and acquisitions (“M&A”) activity may result in changes to index membership as well as to the shares included in the relevant Russell Index.  Adjustment due to M&A activity are applied to the relevant Russell Index after the action is determined to be final, providing appropriate notice.  To avoid unnecessary delays, FTSE may consider M&A transactions “final” prior to shareholder approval or prior to a delisting notice.  FTSE will consider prevailing shareholder sentiment, board/director recommendations, exchange notification and stock price versus deal value when making this decision.

•                  Acquisition of a Russell Index member for cash — The target company is deleted from the relevant Russell Index at the last traded price.  In the event that trading in the target company has halted at the time of implementation, it will be deleted from the relevant Russell Index using the cash terms.

•                  Merger between Russell Index members for stock — The target company is deleted from the relevant Russell Index and the shares of the acquiring stock are increased, according to the offer terms.  FTSE affects the action after it has considered the transaction as final with the provision of appropriate notice.  In the absence of an active market for the target company at the time of index implementation, the target company will be deleted from the relevant Russell Index using a synthetic price based on the offer terms.

•                  Merger between Russell Index members for cash or stock, or a combination thereof — The target company is deleted from the relevant Russell Index and the shares of the acquiring company are simultaneously increased per the election results and the announced number of shares being issued (adjusted to account for FTSE’s current float factor of the target).  If the terms are cash and stock (no option); then the shares of the acquirer will be increased per the offer terms.  In the absence of an active market for the target company at the time of implementation, the target company will be deleted from the relevant Russell Index using a synthetic price based on the default offer terms (the consideration an investor will receive for non-election).

•                  M&A activity between a Russell Index member and a non-member — A non-member is a company that is not a member of the Russell 3000E™ Index.  The M&A activity can involve either of two scenarios: (1) the acquiring company is a member of the Russell 3000E™ Index and the target company is not; or (2) the acquiring company is not a member, but the target company is a member.  If the target company is the member, it is deleted from the relevant Russell Index after the action is determined as final.  If the acquiring company is the member, its shares are adjusted by adding the target company’s market capitalization through a month-end share adjustment (if the increase in shares is greater than 5%).

•                  Cross-border M&A activity — In the event of a merger or acquisition in which the acquiring company and the target company are in different countries, FTSE applies the action when the transaction is determined as final.  The target company’s market capitalization moves to the acquiring stock according to the transaction terms.  Cumulative market capitalization of the acquiring company increases, while the cumulative market capitalization of the target company decreases by the same amount.  If FTSE is able to determine the status of the action to be final prior to 1:00 p.m. Eastern Time, these actions will be applied after the close of the current day.  If FTSE is able to determine the status of the action to be final after 1:00 p.m. Eastern Time, these actions will be deemed a “delayed action” and will be applied after the close of the following day.  The deleted company will remain in the relevant Russell Index at a stale price, based on the previous day’s close, and will be removed the following day at a synthetic price based on the terms offered by the acquiring company.

•                  Reincorporations — Members of the relevant Russell Index that reincorporate in another country are analyzed for country assignment during annual reconstitution, as long as they continue to trade in the United States.  Members of the relevant Russell Index that reincorporate to another country and no longer trade in the United States are immediately deleted from the relevant Russell Index.  Companies that reincorporate to the United States are assessed for membership during annual reconstitution.

•                  Reclassifications of Shares (primary share classes) — Primary share classes will not be assessed or changed outside of a reconstitution period unless the existing primary share class ceases to exist.  In the event of extenuating circumstances signaling a necessary primary share class change, proper notification will be made.

•                  Rights Offerings — FTSE will not apply poison pill rights or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt.  FTSE will adjust the relevant Russell Index to account for a right only if the subscription price of the right is at a discount to the market price of the stock.  Provided FTSE has been alerted to the rights offer prior to the ex-date, a price adjustment will be applied before the open on the ex-date to account for the value of the rights, and shares increased according to the terms of the offering.  The treatment is consistent for both transferable and non-transferable rights.  Where the rights issue / entitlement offer subscription price remains unconfirmed on the ex-date, an estimated price will be used.  FTSE will estimate the subscription price using the value being raised and the offer terms.  Where there is a range of values, the mid value will be used to estimate the subscription price.  Where the value being raised and/or offer terms are unknown, no adjustment will be made on the ex-date.  If those details are subsequently released or a company announces a rights issue with a historical ex-date, a price adjustment and share increase will be applied as soon as practical.  The latest close price prior to the announcement will be used to confirm whether the rights are being offered at a discount and to calculate the adjustment.

•                  Changes to Shares Outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, and other potential corporate activity are updated at the end of each month.  For FTSE to implement a month-end change to available shares outstanding, the cumulative change to available shares must be greater than 5%.  Share changes that are confirmed by FTSE’s vendors and verified by FTSE by use of an SEC filing at least six days prior to month end are implemented and communicated to FTSE’s subscribers five trading days prior to month end.  The float factor last determined (either at reconstitution or due to a corporate action implementation) is applied to the new shares.  If the float factor has been updated since reconstitution due to the implementation of a corporate action, the updated float factor will be used.  If any new shares issued are unavailable according to the filing, that portion will not be added to the relevant Russell Index.

Changes to available shares outstanding due to merger activity between members of the relevant Russell Index and non-members will be implemented if the availability of the newly issued shares can be confirmed within the appropriate filings or press releases.  When the new shares are partially available, FTSE will increase shares per the available amount if the cumulative change to available shares outstanding is greater than 5%.  When the availability of new shares cannot be confirmed with an appropriate source, FTSE will defer any increase to the next reconstitution, allowing for further information to be announced.  This applies to mergers with both publicly listed and privately held non-members.

November and December month-end share changes will be processed as one event after the close on the third Friday of each December along with fourth quarter IPO additions.  This date is used rather than December month end due to low liquidity in the financial markets at year end and the proximity of a separate November month-end process.

Because annual reconstitution occurs in June, month-end share changes are not scheduled for the month of June.  Residual changes to shares outstanding that are not addressed as part of the annual reconstitution process are rolled into the following July month-end process.

•                  Spin-offs and IPOs — Spin-offs will be valued using an estimate prior to the ex-date, based on the following (listed in order of preference):

•                  A “When Issued” price will be used where available;

•                  If no “When Issued” price is available company valuation will be used;

•                  If a company valuation is unavailable broker estimates will be used; and

•                  If broker estimates are unavailable the spin-off will be added at zero.

If the spun-off company trades the on ex-date, no revision to the FTSE estimated value will be made.  If the spun-off company does not trade on the ex-date and the estimated value is incorrect by greater than 10% of the parent’s value as measured at open, the spin-off valuation will be updated intraday to set the value equal to the change in parent’s value.  This will be measured by parent’s cum-date close minus ex-date open.

When a spin-off results in an eligible security type being listed on an eligible exchange, the spin-off company will remain in the relevant Russell Index until the next review of index constituents, regardless of size.  When an index constituent spins off an ineligible security type or the spin-off company is listed on an ineligible exchange only, the security will be added to the relevant Russell Index on the ex-date and subsequently removed with notice at market price once “regular way” trade has commenced.  If a spin-off company has not commenced trading after 20 business days from the ex-date of the distribution and no firm trading date has been announced, then it will normally be deleted at zero value with T+2 notice. If when issued trade exists prior to the ex-date, an ineligible spin-off will not be added and a price adjustment only will be implemented.

For domestic spin-offs, spin-off companies are added to the relevant Russell Index at the time they are spun-off from their parent company, with the parent’s market value reducing simultaneously per the spin-off valuation.  The spin-off company will be added to the parent’s index on the ex-date.

For cross-border spin-offs, a spun-off company may be assigned to a different country from the parent, if any of its HCIs differ from those of the parent.  Consequently, the spin-off company may become a member of the Russell Global Index.  Otherwise, the same rules apply between domestic or cross-border spin-off additions.  If any of the HCIs differ from those of the parent, country assignment research for the spun-off company will be reviewed using the country assignment rules discussed above, with one exception.  In the absence of independent reported asset and revenue data, the spun-off company will not be allowed to default to the new entity headquarter location and instead will default to the parent’s country assignment and will be reviewed independently during the subsequent annual reconstitution.  This treatment allows time for standard filings to be presented in the absence of critical data components used for country classification.

•                  Tender Offers — In the case of a cash tender offer, the target company will be removed from the relevant Russell Index when (i) offer acceptances reach 90%, shareholders have validly tendered, the shares have been irrevocably accepted for payment, all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated it does not intend to acquire the remaining shares, (ii) where the offer acceptances are below 90%, there is reason to believe that the remaining free float is under 5% based on information available at the time or (iii) following completion of the offer, the acquirer has stated an intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

The target company is deleted from the relevant Russell Index at the last traded price.  In the event that trading in the target company has halted at the time of implementation, it will be deleted from the relevant Russell Index at a price based on the offer terms.  In the event where a company has been deleted from the relevant Russell Index but retains a listing with a float greater than 5%, it will not be considered for index eligibility for a period of 12 months.

When non-tradable Contingent Value Rights are included within the tender offer terms, FTSE may consider a tender offer “final” prior to the expiration date of the offer.  FTSE will establish the likelihood of tender offer completion using confirmed tendered shares, board/director recommendations, exchange notifications, stock price versus deal value and any other available information.  Where the conditions for deletion are not met, FTSE may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent, or final offer period where (i) the minimum acceptance level as stipulated by the acquirer has been met, (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment and (iii) all pertinent offer conditions have been reasonably met.  A minimum two days’ notice period of the change is generally provided.  If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  The target company will then be deleted as a second step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.  FTSE does not review partial tender offers and acquisitions.

•                  Voluntary Exchange Offers — A publicly traded company may offer to exchange or split off some or all of its ownership in a separate publicly traded company.  Shareholders are given the option to retain their shares; or to exchange them, in full or in part, for shares of the “split-off” company.  Once the offer expires, FTSE will decrease the available shares in the offering company, and increase the available shares of the “split-off” company, based on the results of the offering.  FTSE will effect this change based on, but not limited to, preliminary results, company filings, and exchange notices.

•                  Delisted Stocks — Only companies listed on U.S. exchanges are included in the Russell Indices.  Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell Indices.  If FTSE determines that the action is final prior to 1:00 p.m. Eastern Time on a given day, the deletions will be applied after the close of the current day (t), using the last traded price.  If, instead, FTSE determines that the action is final after 1:00 p.m. Eastern Time on a given day, the deletions will be applied after the close of the following day (t+1), using the closing OTC price.  Stocks previously halted that fail to trade on the primary exchange prior to being moved to OTC will always be removed the following day (t+1) at the OTC closing price, regardless of the time of notification.

•                  Bankruptcy and Voluntary Liquidations — A company that files for a Chapter 7 liquidation bankruptcy or that files a liquidation plan will be removed from the relevant Russell Index at the time of filing.  When shareholder approval is required to finalize the liquidation plan, FTSE will remove the security once shareholder approval has been granted.  A company that files for a Chapter 11 reorganization bankruptcy will remain a member of the relevant Russell Index, unless the company’s stock is delisted from the primary exchange, in which case normal delisting rules apply.  If a company files for bankruptcy, its stock is delisted, and it can be confirmed that the stock will not trade OTC, FTSE may remove the stock at a nominal price of $0.0001.

•                  Stock Distributions — A price adjustment for a stock distribution is applied on the ex-date of the distribution.  When the distribution is a fixed amount of stock distributed on the ex-date, FTSE increases the number of shares on the ex-date.  When the distribution is an undetermined amount of stock based on future earnings and profits to be distributed at a future date, FTSE increases the number of shares on the pay-date.

•                  Dividends — Gross dividends are included in the daily total return calculation of the relevant Russell Index on the basis of their ex-dates.  The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date.  If a dividend is payable in stock and cash and the number of shares to be issued cannot be determined by the ex-date, the dividend is treated as all cash.  If the number of shares to be issued as a stock dividend is announced subsequently, FTSE will give effect to the share change on the pay date, providing appropriate notice can be given.  Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily.  The reinvestment and compounding is at the total index level, not at the security level.  Stock prices are adjusted to reflect special cash dividends on the ex-date.

•                  Halted Stocks — When a stock’s trading has been halted, FTSE holds the security at its most recent closing price until trading is resumed or is officially delisted.  Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption.  Once trading resumes, these securities changes will be announced and will have their positions updated accordingly.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with FTSE whereby we, in exchange for a fee, are permitted to use the Russell Indices and their related trademarks in connection with certain securities, including the securities. We are not affiliated with FTSE; the only relationship between FTSE and us is any licensing of the use of FTSE’s indices and trademarks relating to them.

The license agreement between FTSE and Barclays Bank PLC provides that the following language must be set forth when referring to any Russell Indices or the Russell trademarks in this index supplement:

“Russell 1000® Index,” “Russell 2000® Index,” “Russell 3000® Index” and “Russell 3000E™ Index” are trademarks of FTSE and have been licensed for use by Barclays Bank PLC. The securities are not sponsored, endorsed, sold, or promoted by FTSE and FTSE makes no representation regarding the advisability of investing in the securities.

The securities are not sponsored, endorsed, sold, or promoted by FTSE. FTSE makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. FTSE’s publication of the Russell Indices in no way suggests or implies an opinion by FTSE as to the advisability of investment in any or all of the securities upon which any Russell Index is based. FTSE’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of FTSE and of the Russell Indices which are each determined, composed and calculated by FTSE without regard to Barclays Bank PLC and its affiliates or the securities. FTSE is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. FTSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change any Russell Index. FTSE has no obligation or liability in connection with the administration, marketing or trading of the securities.

FTSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND FTSE SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. FTSE MAKES

NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

THE S&P U.S. INDICES

All information contained in this index supplement regarding the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index (each, an “S&P U.S. Index” and collectively, the “S&P U.S. Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The S&P U.S. Indices are calculated, maintained and published by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, any of the S&P U.S. Indices.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

The S&P MidCap 400® Index

The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets.  The S&P MidCap 400® Index is reported by Bloomberg L.P. under the ticker symbol “MID.”

The S&P SmallCap 600® Index

The S&P SmallCap 600® Index consists of stocks of 600 companies selected to provide a performance benchmark for the small market capitalization segment in the U.S. equity markets.  The S&P SmallCap 600® Index is reported by Bloomberg L.P. under the ticker symbol “SML.”

Composition of the S&P U.S. Indices

Changes to the S&P U.S. Indices are made as needed, with no annual or semi-annual reconstitution.  Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Effective with the September 2015 rebalance, each class of stock for a company with multiple share classes is separately evaluated for inclusion, and separately weighted, in the S&P U.S. Indices.  It is possible that one listed share class may be included in an S&P U.S. Index while a second listed share class of the same company is excluded.  Unlisted share classes will not be combined with any other listed share classes, but these unlisted share classes will be included in the company total market capitalization.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

Additions to the S&P U.S. Indices are evaluated based on the following eligibility criteria:

•                  Market Capitalization. The unadjusted company market capitalization should be within a specified range.  For the S&P 500® Index, the range is currently $5.3 billion or more, for the S&P MidCap 400® Index, the range is currently $1.4 billion to $5.9 billion and for the S&P SmallCap 600® Index, the range is currently $400 million to $1.8 billion.  These ranges are reviewed from time to time to assure consistency with market conditions.  The market capitalization of a potential addition to an S&P U.S. Index is looked at in the context of its short- and medium-term historical trends, as well as those of its industry.  S&P U.S. Index membership eligibility for a company with multiple share classes is based on the total market capitalization of the company, including all publicly listed and unlisted share classes, if applicable.  For spin-offs, S&P U.S. Index membership eligibility is determined using when-issued prices, if available.

•                  Liquidity.  Using composite pricing and volume, the ratio of annual dollar value traded to float-adjusted market capitalization should be 1.00 or greater, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.  For companies with multiple share classes, each listed share class is viewed independently to determine if its meets the liquidity criteria.

•                  Domicile. The company should be a U.S. company, meaning a company that has the following characteristics:

•                  the company should file 10-K annual reports and should not be considered a foreign entity by the SEC;

•                  the U.S. portion of fixed assets and revenues should constitute a plurality of the total, but need not exceed 50%.  When these factors are in conflict, assets determine plurality.  Revenue determines plurality when there is incomplete asset information.  If this criteria is not met or is ambiguous, S&P Dow Jones may still deem the company to be a U.S. company for index purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama);

•                  the primary listing of the common stock is the New York Stock Exchange (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market.  ADRs are not eligible for inclusion; and

•                  the company should have a corporate governance structure consistent with U.S. practice.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, S&P Dow Jones normally determines that the company is still a U.S. company.  The final determination of domicile eligibility is made by the S&P Dow Jones’s U.S. index committee.

•                  Public Float. There should be a public float of at least 50% of the company’s stock.  For companies with multiple share classes, each share class is evaluated separately.  Only those share classes with a public float of at least 50% are considered for inclusion.

•                  Sector Classification. The company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in an S&P U.S. Index with its weight in the market, in the relevant market capitalization range.

•                  Financial Viability. The sum of the most recent four consecutive quarters’ as-reported earnings of the company should be positive as should the most recent quarter.  As-reported earnings are Generally Accepted Accounting Principles (GAAP) net income excluding discontinued operations and extraordinary items. For equity real estate investment trusts (“REITs”), financial viability is based on as-reported earnings and/or Funds From Operations (FFO), if reported.  Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

•                  Treatment of IPOs. Initial public offerings should be seasoned for six to 12 months before being considered for addition to an S&P U.S. Index.

•                  Eligible Securities.  Eligible securities include all U.S. common equities listed on the New York Stock Exchange, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market and NASDAQ Capital Market.  Ineligible securities include business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, ADRs, ADSs and master limited partnership units. REITs are eligible for inclusion.

Removals from the S&P U.S. Indices are evaluated based as follows:

•                  Companies that are involved in mergers, acquisitions, or significant restructuring such that they no longer meet inclusion criteria.  Companies delisted as a result of merger, acquisition or other corporate action are removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer.  Constituents that are halted from trading may be kept in an S&P U.S. Index until trading resumes, at the discretion of S&P Dow Jones.  If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

•                  Companies that substantially violate one or more of the addition criteria.  S&P Dow Jones believes turnover in index membership should be avoided when possible.  At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to an index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to that index is not deleted unless ongoing conditions warrant an index change. When a stock is removed from an index, S&P Dow Jones explains the basis for the removal.

Calculation of the S&P U.S. Indices

The S&P U.S. Indices are float-adjusted market capitalization-weighted indices.  On any given day, the index value of each S&P U.S. Index is the total float-adjusted market capitalization of that S&P U.S. Index’s constituents divided by its divisor.  The float-adjusted market capitalization reflects the price of each stock in the relevant S&P U.S. Index multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors.  The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects.  Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  Shares that are not considered outstanding are also not included in the available float.  These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant S&P U.S. Index.

Divisor.  Continuity in index values of each S&P U.S. Indices is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date.  This includes additions and deletions to the relevant S&P U.S. Index, rights issues, share buybacks and issuances and non-zero price spin-offs.  The value of each S&P U.S. Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that S&P U.S. Index.  The divisor of each S&P U.S. Index is adjusted such that the index value of that S&P U.S. Index at an instant just prior to a change in base capital equals the index value of that S&P U.S. Index at an instant immediately following that change.

Maintenance of the S&P U.S. Indices

Changes in response to corporate actions and market developments can be made at any time.  Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Share Updates. Changes in a company’s shares outstanding due to its acquisition of another public company are made as soon as reasonably possible. At S&P Dow Jones’ discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.  All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December.

5% Rule. Changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (for example, due to company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later).  If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure.

If a 5% or more share change causes a company’s IWF to change by five percentage points or more (for example from 0.80 to 0.85), the IWF is updated at the same time as the share change.  IWF changes resulting from partial tender offers are considered on a case-by-case basis.

For weekly share reviews involving companies with multiple share classes, the 5% share change threshold is based on each individual share class rather than total company shares.

Share Freezes. S&P Dow Jones implements a share freeze the week leading up to the rebalancing effective date (the third Friday of the last month of each quarter).  During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events).

Corporate Actions.  Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments.  In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

The table below summarizes types of index maintenance adjustments and indicates whether or not a divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Non-zero price spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Non-zero price spin-off	Spun-off company added to the index, no company removed from the index.	No
Non-zero price spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend, the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering

Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market capitalization measured as the shares issued multiplied by the price paid.

Yes

Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the market value of the relevant component.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Governance of the S&P U.S. Indices

The S&P U.S. Indices are maintained by S&P Dow Jones’s U.S. index committee.  All index committee members are full-time professional members of S&P Dow Jones’ staff.  The index committee meets monthly.  At each meeting, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events.  In addition, the index committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

License Agreement

The S&P Indices are products of S&P Dow Jones, and have been licensed for use by Barclays Bank PLC. “Standard & Poor’s,” “S&P,” “S&P 500,” “S&P MidCap 400,” “MidCap 400,” “S&P SmallCap 600” and “SmallCap 600” are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to S&P Dow Jones and its affiliates and sublicensed to Barclays Bank PLC for certain purposes.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, SPFS, or any of their respective affiliates (collectively, “S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P Indices to track general market performance. S&P’s only relationship to Barclays Bank PLC with respect to the S&P Indices is the licensing of the S&P Indices and certain trademarks, service marks and/or trade names of S&P and/or its licensors. The S&P Indices are determined, composed and calculated by S&P without regard to Barclays Bank PLC or the securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the S&P Indices. S&P is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P Indices will accurately track the performance of the index or provide positive investment returns. S&P Dow Jones is not an investment advisor. Inclusion of a security within the S&P Indices is not a recommendation by S&P to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P Indices. It is possible that this trading activity will affect the value of the S&P Indices and the securities.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P.

THE S&P/ASX 200 INDEX

All information contained in this index supplement regarding the S&P/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The S&P/ASX 200 Index is calculated, maintained and published by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the S&P/ASX 200 Index.

The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia.  The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index.  The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Composition of the S&P/ASX 200 Index

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios.  It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The index committee of the S&P/ASX 200 Index aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum.  Both market capitalization and liquidity are assessed using the previous six months’ worth of data.  Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

•                  Listing.  Only securities listed on the ASX are considered for inclusion in the S&P/ASX 200 Index;

•                  Market Capitalization.  The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months.  The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation.  The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•                  Liquidity.  Only securities that are regularly traded are eligible for inclusion in the S&P/ASX 200 Index.  A stock’s liquidity is measured relative to its peers.  Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

•                  Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

•                  Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 constituents in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the S&P/ASX 200 Index.

•                  Eligible Securities.  Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the S&P/ASX 200 Index.  Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible.  Listed investment companies (LICs) that invest in a portfolio of securities are not eligible.  Companies that are currently under consideration for merger or acquisition are not eligible.

Intra-Quarter Additions/Deletions.  Between rebalancing dates, an addition to the S&P/ASX 200 Index is generally made only if a vacancy is created by an index deletion.  Index additions are made according to market size and liquidity.  An initial public offering is added to the S&P/ASX 200 only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months.  An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.  An index constituent that appears to violate criteria for addition to the S&P/ASX 200 Index will not be deleted unless ongoing conditions warrant an index change.  Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies.  The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed.  Stocks that are removed due to mergers & acquisitions activity are removed from the S&P/ASX 200 Index at the cash offer price for cash-only offers.  Otherwise, the best available price in the market is used.

Rebalancing.  Rebalancing of the S&P/ASX 200 Index series occurs on a regular basis.  Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility.  Shares and IWFs updates are also applied regularly.

Frequency.  The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity.  Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Buffers.  In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P/ASX 200 Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Addition	Rank Buffer for Deletion
179th or higher	221st or lower

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the S&P/ASX 200 Index. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000).An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million Australian dollars.  Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•                  Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•                  Rights issues, bonus issues and other major corporate actions; and

•                  Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three business days prior to the implementation date.

Calculation of the S&P/ASX 200 Index

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology so that the level of the S&P/ASX 200 Index reflects the total market value of all the component stocks relative to a particular base period.  The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment.  An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

Investable Weight Factor (IWF).A stock’s weight in the S&P/ASX 200 Index is determined by the float-adjusted market capitalization of the stock.  This is a function of current index shares, the latest available stock price and the IWF.  The IWF represents the float-adjusted portion of a stock’s equity capital.  Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital.  Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded.  These are also deemed strategic holders and are considered long-term holders of a stock’s equity.  Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor.  Continuity in the S&P/ASX 200 Index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date.  This includes additions and deletions to the S&P/ASX 200 Index, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability.  The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index.  The divisor is adjusted such that the S&P/ASX 200 Index value at an instant just prior to a change in base capital equals the S&P/ASX 200 Index value at an instant immediately following that change.

Corporate Action Adjustment

The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicate whether or not a divisor adjustment is required.

Type of Corporate Action	Index Treatment	Divisor Adjustment
Special cash dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse Split	Adjustment for price and shares	No
Rights offering	Adjustment for price and shares	Yes
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes
Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

Spin-offs.  A spun-off company is added to the parent company at a zero price on the ex-date. Should the spun-off company not be considered eligible for the S&P/ASX 200 Index when added to it on the basis of its float-adjusted market capitalization then it will be removed from the index after at least one day of regular way trading.

Index Governance

Each of S&P Dow Jones’ global indices is the responsibility of an index committee that monitors overall policy guidelines and methodologies, as well as additions to and deletions from these indices.  S&P Dow Jones chairs the S&P/ASX Index Committee, which is composed of five members representing both S&P Dow Jones and the ASX.

Decisions made by the index committee include all matters relating to index construction and maintenance.  The index committee meets regularly to review market developments and convenes as needed to address major corporate actions.  It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures.  The index committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

License Agreement

The S&P/ASX 200 Index is a product of S&P Dow Jones. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”). ASX is a registered trademark of ASX Operations Pty Limited (“ASX”). These trademarks have been licensed to S&P Dow Jones and its affiliates, and sublicensed to Barclays Bank PLC for certain purposes.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, SPFS, ASX, or any of their respective affiliates (collectively, “S&P and ASX”). S&P and ASX do not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P/ASX 200 Index to track general market performance. S&P Dow Jones Indices’ and ASX’s only relationship to Barclays Bank PLC with respect to the S&P/ASX 200 Index is the licensing of the S&P/ASX 200 Index and certain trademarks, service marks and/or trade names of S&P and ASX and/or their licensors. The S&P/ASX 200 Index is determined, composed and calculated by SPDJI without regard to Barclays Bank PLC or the securities. SPDJI has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P and ASX are not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P/ASX 200 Index will accurately track the performance of the index or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within the S&P/ASX 200 Index is not a recommendation by S&P Dow Jones Indices or ASX to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P AND ASX DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO. S&P AND ASX SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

THE SWISS MARKET INDEX

All information contained in this index supplement regarding the Swiss Market Index (the “SMI®”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, SIX Swiss Exchange Ltd (“SSE”).  The SMI® is calculated, maintained and published by SSE.  SSE has no obligation to continue to publish, and may discontinue publication of, the SMI®.

The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

The SMI® is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market.  The SMI® was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the SMI®

The SMI® is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI®”).  The SMI® represents approximately 85% of the free-float market capitalization of the Swiss equity market.  The SMI® is recalculated every time a new transaction is made for a stock included in the SMI®.  The shortest interval is one second.

The SMI® is composed of the 20 highest ranked securities of the SPI®, where the ranking of each security is determined by a combination of the following criteria:

•                  average free-float market capitalization (compared to the capitalization of the entire SPI®); and

•                  cumulated on order book turnover (compared to the total turnover of the SPI®).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share.  A security is admitted to the SMI® if it ranks 18 or better in the selection list.  A security is excluded from the SMI® if it ranked 23 or lower in the selection list.  A share ranked 19 or 20 is admitted only if a share included in the SMI® meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place.  A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the SMI® maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

The securities included in the SMI® are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Neither conditional nor approved capital is counted as issued and outstanding equity capital.

The free float is calculated on the basis of listed shares only. Where a company has different categories of listed participation rights, these are considered separately for the purposes of calculating the SMI®. In principle, shares that have been reported to the SIX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Article 20 of the Swiss Federal Act on Stock Exchanges and Securities Trading (“SESTA”) are deemed to be shares in fixed ownership. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SIX Swiss Exchange may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

Exceptions

•                  custodian nominees

•                  trustee companies

•                  investment funds

•                  pension funds

•                  investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

Ordinary Adjustment of Shares

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading.  The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March, the third Friday in June, the third Friday in September and the third Friday in December (in each case, after the close of trading).

The SIX Swiss Exchange may conduct a capital survey among issuers in order to obtain the required data.

The announcement of the provisional new stocks occurs at least one month before the adjustment date. The SIX Swiss Exchange reserves the right to take account of recent changes before the adjustment date, so the definite new stocks are announced only five trading days before the adjustment date.

Extraordinary Adjustment of the Number of Shares

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding stocks or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5%, respectively, and is in conjunction with a corporate action. After a takeover, the SIX Swiss Exchange may, in exceptional cases, adjust the free float of the company in question upon publication of the end result. A five-day notification period applies. At the same time, the SIX Swiss Exchange may exclude the stock from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of 5 trading days.

The foregoing notwithstanding, the SIX Swiss Exchange reserves the right to make the adjustments described above without observing the relevant notification periods.

If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than ten percentage points.

Calculation of the SMI®

The SMI® is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues.  The index level is calculated by dividing the market capitalizations of all securities included in the SMI® by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the SMI®; pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the SMI®. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same.  The new divisor is calculated on the evening of the day before the corporate event takes effect.

In calculating the SMI®, the last-paid price is taken into account. If no price has been paid on the day of calculation, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI® is first calculated two minutes after the start of on order book trading. This index level is called the “open.” A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI® are established.

Dividend Payments

Regular cash dividend payments do not result in adjustments to the divisor.  Dividends are, however, fully taken account of in performance indices.

Repayments of capital through the reduction of a share’s par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor).  Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.  Share dividends are not treated like ordinary dividend payments.  The increase in the number of shares is offset by the lower price of the shares on the ex-date.  The capitalization does not change in total and the divisor is not adjusted.

At variance to the treatment of dividends and other distributions in extraordinary situations, SIX Swiss Exchange reserves the right in justifiable instances to diverge from those provisions.

Dividend payments are always treated as gross amounts, including the withholding tax portion.

Licensing

SSE has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SSE permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We have entered into a non-exclusive license agreement with the SSE whereby we, in exchange for a fee, are permitted to use the SMI in connection with certain securities, including the notes and warrants. We are not affiliated with the SSE; the only relationship between the SSE and us is any licensing of the use of the SMI and trademarks relating to them.

Any transactions specified or described in this index supplement or the applicable pricing supplement are not in any way sponsored, endorsed, sold or promoted by the SSE and the SSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular day or otherwise. However, the SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SSE shall not be under any obligation to advise any person of any error therein.

SIX Group, SSE, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

THE TOPIX® INDEX

All information contained in this index supplement regarding the Tokyo Stock Price Index, or the TOPIX® Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, the Tokyo Stock Exchange (the “TSE”).  The TOPIX® Index is calculated, maintained and published by the TSE.  The TSE has no obligation to continue to publish, and may discontinue publication of, the TOPIX® Index.

The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

Composition and Maintenance of the TOPIX® Index

The component stocks of the TOPIX® Index consist of all Japanese common stocks listed on the First Section of the TSE.  The TOPIX® Index measures changes in the aggregate market value of these stocks.  The TOPIX® Index was developed by the TSE.  Publication of the TOPIX® Index began on July 1, 1969, based on an initial Index value of 100 at January 4, 1968, which was reset at 1,000 on April 1, 1998.  The TOPIX® Index is computed and published every second via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

The TSE Japanese stock market is divided into two sections: the First Section and the Second Section.  Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies.  The component stocks of the TOPIX® Index are determined based on market capitalization and liquidity.  Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

The TOPIX® Index is a free-float adjusted market capitalization-weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the free-float weight (“FFW”) to take into account only the listed shares deemed to be available for trading in the market).  The TSE is responsible for calculating and maintaining the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX®  Index or make other methodological changes that could change the value of the TOPIX® Index.  The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX® Index if such stock ceases to meet the criteria for inclusion.  Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria.  Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others.  Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section.

Additions to the component stocks can occur (1) as a result of assignments from the TSE Second Section and alteration of listing markets from the Mothers market of the TSE, with such changes taking effect one business day before the last business day of the month after such assignment or alternation, as applicable; (2) through the initial listing of a company (directly or via another stock exchange), with such changes taking effect one business day before the last business day of the month after such initial listing; or (3) through the initial listing of a new company created through, among other things, a stock swap, stock transfer, merger or spinoff, with such changes taking effect one business day before the listing date.

Deletions of constituents are conducted due to (1) de-listing due to a stock-swap, stock transfer, merger or spinoff, when the surviving company re-lists with the TSE, with such changes taking effect one business day before the initial listing date of the new company (normally two business days after the de-listing date); (2) de-listing of a company for reasons other than a stock-swap stock transfer, merger or spinoff, with such changes taking effect one business day before the de-listing date; (3) designation of stocks to be de-listed, with such changes taking effect three business days after such designation; or (4) reassignment of the listing to the TSE Second Section from the TSE First Section, with such changes taking effect one business day before such reassignment.

Calculation of the TOPIX® Index

The TOPIX® Index is not expressed in Japanese yen, but is presented in terms of points (as a decimal figure), rounded to the nearest one-hundredth.  The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the First Section of the TSE at the same instance) (as adjusted by multiplying the FFW) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the TOPIX® Index can be represented by the following formula:

Index	=	Current Market Value	x	100
Base Market Value

The number of free float-adjusted shares at the time of the index calculation is the number of common shares listed on the TSE First Section at multiplied by the free float weight. The free float weight reflects the weight of listed shares deemed to be available for trading in the market and is calculated by the TSE for each listed company for purposes of index calculation. The free float weight is determined on the basis of securities reports and statutory documents required by the Financial Instruments and Exchange Act of Japan and publicly available documents issued by the listed companies themselves to estimate the amount of non-free float shares. In determining the free float weight, the TSE deems the following shares as non-free float shares: shares held by the top 10 major shareholders (subject to certain exceptions), treasury stocks (including certain cross-shareholdings), shares held by board members of the relevant company and other shares TSE deems not available for trading in the market. The free float weight is equal to 1 minus the number of non-free float shares divided by the number of listed shares. In the case of some companies with low liquidity, the TSE may adjust their free float downwards by applying a “liquidity factor.”

The free float weight assigned to each listed company is reviewed annually, with timings that vary according to the settlement terms of each such listed company. Free float weights may also be subject to extraordinary review in the case of certain corporate actions (e.g., allocation of new shares, conversion of preferred shares or exercise of subscription warrants, spin-offs, mergers, stock swaps, take-overs) and for other reasons the TSE believes appropriate.

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index.  Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Free-float adjusted Market Value on business day before adjustment date	=	(Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Base Market Value before adjustment		Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value x (Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Free-float adjusted Market Value on business day before adjustment date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change.  As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market capitalization.

License Agreement

We have entered into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. whereby we, in exchange for a fee, are permitted to use the TOPIX Index in connection with certain securities, including the notes and warrants. We are not affiliated with the Tokyo Stock Exchange, Inc.; the only relationship between the Tokyo Stock Exchange, Inc. and us is any licensing of the use of the TOPIX indices and trademarks relating to them.

The license agreement between the Tokyo Stock Exchange, Inc. and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

“(i)    The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii)     The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii)    The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv)    The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.”

(v) No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

(vi) The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public.

(vii) The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities for calculation of the TOPIX Index Value.

(viii) Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.”

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, the TSE will close on any normal trading day prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the TOPIX® Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.  Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the TOPIX® Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the TOPIX® Index, and these limitations, in turn, may adversely affect the value of the securities.

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

UNIVERSAL WARRANTS

Index Supplement

Prospectus Supplement

Prospectus

BofA Merrill Lynch

July 18, 2016